FOR IMMEDIATE RELEASE
---------------------


           ROBERT RING JOINS DUCKWALL-ALCO STORES' BOARD OF DIRECTORS


     Abilene, Kan. (April 5, 2005) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) has announced the election of Robert Ring to its Board of Directors.

      Mr. Ring spent 32 years with The Coleman Company of Wichita, Kan., where he held a progression of sales and marketing assignments before being named President/General Manager of Coleman's Recreation Business. Subsequent to the acquisition of Coleman by McAndrew's and Forbes in 1989 he served as Executive Vice President of Worldwide Sales and Marketing for the Company and was named President and COO in 1990. He resigned from Coleman in that position in 1994.

      Currently Mr. Ring is a consultant in the areas of business improvement and strategic development. He works with a wide variety of companies in various industries, including respected market leaders Bass Pro Shops and Cobalt Boats. In addition, Mr. Ring serves on a number of community boards including the Via Christi Research Foundation, the Kansas Wildscape Foundation and the Wichita State University Students in Free Enterprise Business Advisory Board. Mr. Ring is a graduate of Wichita State University.

      "Duckwall-ALCO Stores will benefit greatly from Bob Ring's organizational development skills and management experience," said Warren Gfeller, Chairman of Duckwall-ALCO Stores' Board of Directors. "He will be a tremendous resource for the company as we develop and execute our performance improvement initiatives."

      Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 266 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

      This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors


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may be included in the Company's quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

                         For more information, contact:
                                 Dick Mansfield
          Vice President/Finance, Treasurer and Chief Financial Officer
                              785-263-3350 ext. 286
                         email: dmansfield@duckwall.com
                                       or
                                  Debbie Hagen
                               Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com